                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          America West Airlines, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

     (5)  Total fee paid:

          _____________________________________________________________________

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          _____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     (3)  Filing Party:

          _____________________________________________________________________

     (4)  Date Filed:

          _____________________________________________________________________

                                 March 31, 1995

To Our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Airlines, Inc. to be held at the Arizona Historical Society Museum located at 1300 N. College Avenue in Tempe, Arizona on May 2, 1995, at 10:00 a.m., Mountain Standard Time. A Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.


     We hope that you will be able to attend the annual meeting. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                          Sincerely,



                                          William A. Franke
                                          Chairman of the Board and
                                          Chief Executive Officer

                          AMERICA WEST AIRLINES, INC.
                         4000 EAST SKY HARBOR BOULEVARD
                             PHOENIX, ARIZONA 85034

                            ------------------------

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1995
                            ------------------------

TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of America West Airlines, Inc. (the "Company") will be held at the Arizona Historical Society Museum located at 1300 N. College Avenue, in Tempe, Arizona, on May 2, 1995, at 10:00 a.m. (Mountain Standard Time) for the following purposes:


          1. To elect 15 directors, each to hold office for a term of one year;

          2. To consider and act upon the proposed America West Airlines, Inc. 1994 Incentive Equity Plan;

          3. To authorize the Company, at the discretion of the Company's Board of Directors, to contribute at any time or from time to time up to 250,000 shares of the Company's Class B Common Stock to a non-profit corporation which (i) qualifies as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and (ii) is operated exclusively for charitable, scientific, literary or educational purposes; and

          4. To transact any other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of the Company's common stock at the close of business on March 17, 1995 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                          By Order of the Board of Directors



                                          Martin J. Whalen
                                          Senior Vice President --
                                          Corporate Affairs and Secretary


Phoenix, Arizona
March 31, 1995

                          AMERICA WEST AIRLINES, INC.
                         4000 EAST SKY HARBOR BOULEVARD
                             PHOENIX, ARIZONA 85034
                            ------------------------

                                PROXY STATEMENT

                          1995 MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1995
                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of America West Airlines, Inc. (the "Company" or "America West"), for use at the 1995 Annual Meeting of Stockholders of the Company or any adjournment thereof (the "Meeting") to be held at the Arizona Historical Society Museum located at 1300 N. College Avenue, in Tempe, Arizona, on May 2, 1995, at 10:00 a.m. (Mountain Standard Time), for the purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 31, 1995.

THE PROXY

     Stockholders submitting proxies may revoke them at any time before they are voted by notifying the Secretary of the Company in writing of such revocation or by execution of a subsequent proxy sent to Martin J. Whalen, Secretary, America West Airlines, Inc., 4000 East Sky Harbor Boulevard, Phoenix, Arizona 85034, or by attending the meeting in person and giving notice of revocation to the inspector of election at the Meeting. Any such revocation, or subsequent proxy, must be received prior to the commencement of voting at the Meeting to be effective. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

     The Company will bear the costs of this solicitation. The Company has retained Hill & Knowlton to assist in the solicitation of proxies for a fee estimated at $10,000, plus reimbursement of out-of-pocket expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram and personal interview by employees and directors of the Company, none of whom will receive additional compensation therefor. The Company has also requested brokers or nominees who held common stock in their names on the record date to forward proxy soliciting material to the beneficial owners of such stock at the Company's expense.

RECORD DATE AND VOTING SECURITIES


     The Board of Directors has fixed the close of business on March 17, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding and entitled to vote 1,200,000 shares of its Class A common stock, par value $.01 per share ("Class A Common Stock"), and 43,966,645 shares of its Class B common stock, par value $.01 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The shares of Common Stock are the Company's only outstanding voting securities.



     Subject to certain limitations on voting by non-U.S. citizens, each share of Class A Common Stock held of record is entitled to fifty votes per share and each share of Class B Common Stock held of record is entitled to one vote per share. Holders of Class A Common Stock and Class B Common Stock vote together as a single class for all matters submitted to a vote of the stockholders. The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the outstanding Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business at the Meeting. Approval of Proposal 1 (relating to the election of directors) and Proposal 3 (relating to the contribution of up to 250,000 shares of Class B Common Stock to a tax-exempt, non-profit corporation) will require a plurality of the votes cast at the Meeting. Approval of Proposal 2 (relating to the approval of the America West Airlines, Inc. 1994 Incentive Equity Plan) will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote. Abstentions will not be included in the tally of votes cast and, therefore, will not affect the outcome of Proposal 1 or Proposal 3. For Proposal 2, abstentions will have the same effect as a vote against such proposal. Broker non-votes are not included in the tally of shares present for voting purposes and, therefore, will not affect the outcome of any proposal. In establishing the presence of a quorum, abstentions and broker non-votes will be included in the determination of the number of shares represented at the Meeting.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of the outstanding Common Stock of the Company by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock of America West,
(ii) each director of America West, (iii) each of the executive officers of America West named in the Summary Compensation Table and (iv) all executive officers and directors of America West as a group, in each case as of March 17, 1995. The beneficial ownership information set forth below does not include any shares that may be issued to the holders shown below upon the final adjudication of certain claims pending in connection with proceedings relating to the Company's reorganization under Chapter 11 of the United States Bankruptcy Code which became effective on August 25, 1994 (the "Reorganization").

                                      CLASS A SHARES               CLASS B SHARES           CLASS A AND B
                                    BENEFICIALLY OWNED           BENEFICIALLY OWNED           COMBINED
                                  ----------------------   ------------------------------   VOTING POWER
      BENEFICIAL OWNER(1)          NUMBER     PERCENTAGE     NUMBER            PERCENTAGE    PERCENTAGE
--------------------------------  --------    ----------   -----------         ----------   -------------

TPG Partners, L.P. ("TPG")(2)...   774,495        64.5%      6,924,818(3)          15.1%         43.1%
  201 Main Street
  Suite 2420
  Fort Worth, Texas 76102
Continental Airlines, Inc.......   325,505        27.1%      2,311,094(5)           5.2%         17.7%
  ("Continental")(4)
  2929 Allen Parkway
  Houston, Texas 77019
Mesa Airlines, Inc.                100,000         8.3%      2,983,110(7)           6.7%          7.6%
  ("Mesa")(6)...................
  2525 30th Street
  Farmington, New Mexico 87401
Lehman Brothers Inc.                 --          --          4,575,601(8)          10.3%          4.4%
  ("Lehman")....................
  200 Vesey Street
  American Express Tower
  World Financial Center
  New York, NY 10285-1800
FMR Corp. ("Fidelity")..........     --          --          4,530,454(9)          10.2%          4.3%
  82 Devonshire Street
  Boston, MA 02109
William A. Franke...............     --          --            421,334(10)          1.0         *
A. Maurice Myers................     --          --            --                 --           --
Martin J. Whalen................     --          --                 36(11)        *             *
Raymond T. Nakano...............     --          --                  4(12)        --           --
Thomas P. Burns.................     --          --                101(13)        *             *
Alphonse E. Frei................     --          --                187(14)        *             *
Julia Chang Bloch...............     --          --            --                 --           --
Stephen F. Bollenbach...........     --          --            --                 --           --
Frederick W. Bradley, Jr........     --          --            --                 --           --
James G. Coulter(15)............   774,495        64.5%      6,924,818(3)          15.1%         43.1%
John F. Fraser..................     --          --            --                 --           --
John L. Goolsby.................     --          --              1,500            *             *

                                      CLASS A SHARES               CLASS B SHARES           CLASS A AND B
                                    BENEFICIALLY OWNED           BENEFICIALLY OWNED           COMBINED
                                  ----------------------   ------------------------------   VOTING POWER
      BENEFICIAL OWNER(1)          NUMBER     PERCENTAGE     NUMBER            PERCENTAGE    PERCENTAGE
--------------------------------  --------    ----------   -----------         ----------   -------------
Richard C. Kraemer..............     --          --            --                 --           --
John R. Power, Jr...............     --          --            --                 --           --
Larry L. Risley(16).............   100,000         8.3%      2,983,110(7)           6.7%          7.6%
Frank B. Ryan(17)...............     --          --            --                 --           --
Richard P. Schifter(18).........   774,495        64.5%      6,924,818(3)          15.1%         43.1%
John F. Tierney.................     --          --            --                 --           --
Raymond S. Troubh...............     --          --              2,500            *             *
All executive officers and
  directors as a group (21
  persons)......................   874,495        72.8%     10,333,590(19)(14)     22.1%         50.7%


---------------
 *  Less than 1%.

(1) Information with respect to each beneficial owner of 5% of the Company's Common Stock is based solely on Schedules 13G filed by such beneficial owners with the Securities and Exchange Commission.

(2) TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership ("TPG GenPar"). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation ("TPG Advisors"). The executive officers and directors of TPG Advisors are: David Bonderman (director and president), James G. Coulter (director and vice president), William Price (director and vice president), James O'Brien (vice president, treasurer and secretary), Richard P. Schifter (vice president) and Richard
     A. Ekleberry (vice president). Includes shares owned by TPG Parallel I, L.P., a Delaware limited partnership ("TPG Parallel"), and Air Partners II, L.P., a Texas limited partnership ("Air Partners II"). The general partner of each of TPG Parallel and Air Partners II is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

(3) Includes 1,911,523 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

(4) Mr. Bonderman is also director and chairman of the board of Continental and Mr. Price is a director of Continental. Mr. Bonderman, Mr. Coulter and Mr. Price, through their control positions in Air Partners, L.P., a special purpose partnership formed in 1992 to participate in the funding of the reorganization of Continental and a significant shareholder in Continental, may be deemed to own beneficially a significant percentage of Continental's common stock.

(5) Includes 802,860 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

(6) Larry L. Risley, a director of the Company, is the chairman and chief executive officer of Mesa.

(7) Includes 799,767 shares of Class B Common Stock that may be acquired upon the exercise of warrants.

(8) Includes 293,242 shares of Class B Common Stock that may be acquired upon the exercise of warrants. Does not include any shares which Lehman or its affiliates may own in its or their capacity as a market maker on a when-issued basis for the warrants and the Class B Common Stock.

(9) Includes 658,009 shares of Class B Common Stock that may be acquired upon the exercise of warrants. All shares are owned directly by Fidelity Copernicus Fund, L.P. ("Copernicus"), Belmont Capital Partners II, L.P. ("Belmont II") or Belmont Fund, L.P. ("Belmont I"), each of which is a private investment limited partnership. Fidelity Management Trust Company ("FMTC") serves as investment adviser to Belmont I and Belmont II, and Fidelity Management & Research Company ("FMRC") serves as investment adviser to Copernicus. Each of FMTC and FMRC is a wholly owned subsidiary of FMR Corp. ("FMR"). Through shared voting and dispositive power over the shares held by Belmont I and Belmont II, FMTC may be deemed to own beneficially the shares held by such entities. Through shared voting and dispositive power over the shares held by Copernicus, FMRC may be deemed to own beneficially the shares held by such entity. In addition, FMR, as controlling person of FMTC, FMRC and certain general partners of Belmont I, Belmont II and Copernicus, may be deemed to own beneficially the shares held by each of Belmont I, Belmont II and Copernicus. FMR disclaims beneficial ownership of such shares. Edward C. Johnson III, through his interest in FMR, may be deemed to own beneficially the shares held by each of Belmont I, Belmont II and Copernicus. Mr. Johnson disclaims beneficial ownership of such shares.


(10) Includes 255,000 shares of Class B Common Stock that may be acquired upon exercise of stock options.


(11) Includes 16 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(12) Includes 3 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(13) Includes 74 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(14) Includes 137 shares of Class B Common Stock that may be acquired upon exercise of warrants.

(15) Represents shares of Class A Common Stock and Class B Common Stock held by TPG. In connection with Mr. Coulter's positions described in footnote (2) above, Mr. Coulter may be deemed to own beneficially such shares. Mr. Coulter disclaims beneficial ownership of such shares.


(16) Represents shares held by Mesa. Through his position as chairman and chief executive officer of Mesa, Mr. Risley may be deemed to own beneficially such shares. Mr. Risley disclaims beneficial ownership of such shares.



(17) Dr. Frank B. Ryan became a member of the Board of Directors on March 17, 1995.


(18) Represents shares of Class A Common Stock and Class B Common Stock held by TPG. In connection with Mr. Schifter's position described in footnote (2) above, Mr. Schifter may be deemed to own beneficially such shares. Mr. Schifter disclaims beneficial ownership of such shares.

(19) Includes 2,711,520 shares of Class B Common Stock that may be acquired upon exercise of warrants.

                              GENERAL INFORMATION

ROLE OF THE BOARD OF DIRECTORS

     The Board of Directors has responsibility for establishing broad policies of the Company and for the overall performance of the Company, although it is not involved in day to day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its committees. As part of the Company's Reorganization, a new Board of Directors was installed on August 26, 1994. Prior to the Reorganization, the Board consisted of 10 members. The Board now is comprised of 15 directors, five of whom served on the pre-Reorganization Board. Certain of the Company's principal stockholders are parties to a Stockholders' Agreement relating to the composition of the Company's Board of Directors. See "Bankruptcy Reorganization" below.


     The pre-Reorganization Board held seven regular meetings and 13 special meetings in 1994. Each director of the pre-Reorganization Board attended more than 75% of the meetings of such Board and the committees on which such director serves. Subsequent to the Reorganization, the Board has held two regular meetings during 1994 and one special meeting. Each director of the current Board attended 75% of the meetings of such Board (during the period for which he or she has been a director) and the committees on which such director serves except Mr. Troubh.


COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has three standing committees: a Compensation/Human Resources Committee (the "Compensation Committee"), an Audit Committee and an Executive Committee. The Company does not maintain a standing nominating committee. The Compensation Committee, currently comprised of Messrs. Kraemer, Bollenbach, Bradley and Schifter, reviews all aspects of compensation and promotion of officers of the Company and any matters relating to compensation and employee benefit plans. In 1994, the Compensation Committee met six times prior to the Reorganization and three times after the Reorganization.

     The Audit Committee, currently comprised of Messrs. Goolsby, Risley and Troubh, recommends selection of the Company's independent auditors, reviews the financial statements of the Company and considers such other matters relating to the internal and external audits of the financial affairs of the Company as may be necessary. In 1994, the Audit Committee met five times prior to the Reorganization and once after the Reorganization.


     An Executive Committee was formed following the Reorganization in accordance with the Company's Bylaws (as restated in connection with the Reorganization) and the Stockholders' Agreement (as defined below). The Executive Committee, currently comprised of Messrs. Franke, Bradley, Coulter and Power, has all of the powers of the Board of Directors in the management of the affairs and business of the Company subject to certain limitations, including restrictions on its abilities to (i) amend the Bylaws or Certificate of Incorporation of the Company, (ii) approve any merger, consolidation, or dissolution of the Company or a revocation of a dissolution, (iii) propose the sale, lease or exchange of substantially all of the Company's assets, (iv) declare dividends or authorize the issuance of additional stock and (v) appoint or remove a member of any committee established by the Board of Directors, fill vacancies on the Board of Directors, remove an officer elected by the Board of Directors or raise or lower any officer's compensation. The Executive Committee met three times in 1994.


DIRECTOR COMPENSATION


     Each director who is not an officer or employee of the Company currently receives an annual retainer of $15,000 and $1,000 for each Board or committee meeting attended. Pre-Reorganization directors each received an annual retainer of $25,000 and $1,000 for each Board or committee meeting attended. Directors are also entitled to certain air travel benefits. Pursuant to the America West Airlines, Inc. 1994 Incentive Equity Plan and subject to stockholder approval thereof, (i) each non-employee director who served on the Board of Directors on December 31, 1994 was awarded an option to purchase 3,000 shares of Class B Common Stock and (ii) each new non-employee director elected after December 1, 1994 will automatically receive on the date of election an option to purchase 3,000 shares of Class B Common Stock. In addition, each non-employee director will be automatically granted an option to purchase 3,000 shares of Class B Common

Stock on the day after each annual stockholders' meeting (commencing with the Meeting). See "Proposal 2: Approval of America West Airlines, Inc. 1994 Incentive Equity Plan," below.


COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information for the years ended December 31, 1994, 1993 and 1992 with respect to compensation for services to America West paid to (i) the chief executive officer, (ii) the four most highly compensated executive officers of the Company during 1994, other than the chief executive officer, and (iii) one former executive officer.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION
                                       -----------------------------------------
                                                                 OTHER ANNUAL            ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY($)     COMPENSATION($)(1)     COMPENSATION($)(2)
-------------------------------------  ----     ---------     ------------------     ------------------
William A. Franke(3).................  1994       450,000             5,625               1,224,375
  Chairman of the Board and            1993       450,000          --                      --
  Chief Executive Officer              1992       131,250          --                      --

A. Maurice Myers.....................  1994       376,442           104,688(4)              421,415
  President and Chief
  Operating Officer

Martin J. Whalen.....................  1994       142,464             2,406                 190,883
  Senior Vice President -- Corporate   1993       134,400             4,368                   3,873
  Affairs and Secretary                1992       134,400          --                         3,808

Raymond T. Nakano....................  1994       132,447             2,237                 190,103
  Vice President and Controller        1993       124,950             4,061                   1,973
                                       1992       124,950          --                           975

Thomas P. Burns......................  1994       130,592             2,205                 105,058
  Vice President -- Sales              1993       123,200             4,004                   3,385
                                       1992       123,200          --                         3,659

Alphonse E. Frei(5)..................  1994       129,249             2,807                  98,479
  Senior Vice President -- Finance     1993       156,800             5,096                   4,798
  and Chief Financial Officer          1992       156,800          --                         4,731

---------------
(1) For officers other than Mr. Myers, reflects amounts paid under the Company's Transition Pay Program.

(2) Includes a Reorganization success bonus paid to Mr. Franke in the form of 125,000 shares of Class B Common Stock, valued at $9.795 per share. Includes Reorganization success bonuses paid in cash to Messrs. Myers, Whalen, Nakano and Burns of $400,000, $185,000, $185,000 and $100,000,
     respectively. Includes matching contributions made by the Company under the Company's 401(k) plan for Messrs. Whalen, Nakano, Burns and Frei (i) in 1994 of $4,091, $4,128, $4,135 and $1,913, respectively, (ii) in 1993 of
     $2,081, $998, $1,908 and $2,249, respectively, and (iii) in 1992 of $2,016,
     $0, $2,182 and $2,182, respectively. Also includes premiums paid by the Company for life insurance for Messrs. Whalen, Nakano, Burns and Frei (i) in 1994 of $1,792, $975, $923 and $2,443, respectively, (ii) in 1993 of
     $1,792, $975, $1,477 and $2,549, respectively, and (iii) in 1992 of $1,792,
     $975, $1,477 and $2,549, respectively. Includes a severance payment to Mr. Frei of $94,123 in 1994. For Mr. Myers, includes $21,415 in life insurance premiums paid by the Company in 1994.


(3) Mr. Franke's employment with the Company commenced on September 17, 1992.


(4) Reflects payment of a $100,000 transition allowance in connection with commencement of employment with the Company and $4,688 paid to Mr. Myers under the Company's Transition Pay Program.


(5) Mr. Frei's employment with the Company ended on July 1, 1994.

PERFORMANCE GRAPHS

     Proxy disclosure rules promulgated by the Securities and Exchange Commission require inclusion of a line graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. Since the Class B Common Stock has been traded only since the Effective Date, such five-year presentation is not possible. Under such circumstances, the Company is required instead to present such information for the period since such shares were issued. Due to the issuance of substantially all of the Company's currently outstanding shares of Class B Common Stock upon the Company's emergence from bankruptcy, including the issuance of approximately 26.8 million shares to unsecured creditors, market prices for such shares reflect significant selling pressure. The following performance graph compares the Company's cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index since August 26, 1994, the date on which the Company's Class B Common Stock began trading on the New York Stock Exchange on a "when issued" basis.

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN
                  SINCE EMERGENCE FROM BANKRUPTCY PROCEEDINGS*

                                 AMERICA WEST
      MEASUREMENT PERIOD           AIRLINES,     S&P AIRLINES     S&P 500 IN-
    (FISCAL YEAR COVERED)            INC.           INDEX**          DEX**
8/26/94                             100.00          100.00          100.00
8/31/94                              97.50          102.00          100.40
9/30/94                              87.60           87.40           97.70
10/31/94                             80.20           94.50           99.70
11/30/94                             59.50           87.60           95.80
12/30/94                             52.90           83.50           96.90

---------------
 * Assumes $100 invested on August 26, 1994 in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index.

** Prepared by Standard & Poor's Composite, a division of McGraw Hill.

     The graph set forth below focuses on operating performance of the Company since it filed for protection under Chapter 11 of the United States Bankruptcy Code on June 27, 1991. The Company's ability to emerge from bankruptcy in August 1994 with a sound financial position was attributable in large part to the substantial turnaround in the Company's operating results since the commencement of bankruptcy proceedings in June 1991. During the pendency of the bankruptcy proceedings, the Company took significant steps to improve its operations, including substantial reductions in fleet size to better match capacity to demand, reduction of aircraft types from five to three to help reduce operating costs, enhancement of its revenue management system to optimize passenger revenue levels, and implementation of various cost reduction and other steps to improve operating performance and cash flows from operations. As a result of these measures as well as a gradually improving economic and competitive climate, America West was one of only two major United States airlines to report a profit in each quarter of 1993 and 1994. The following graph reflects operating income of America West by quarter for each full quarter beginning after the Company filed for bankruptcy protection through the quarter ended December 31, 1994.

                            OPERATING INCOME (LOSS)
                  SINCE COMMENCEMENT OF CHAPTER 11 PROCEEDINGS

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)        OPERATING INCOME
3RD Q '91                             -29.1
4TH Q '91                             -23.6
1ST Q '92                              -8.0
2ND Q '92                             -16.1
3RD Q '92                             -48.5
4TH Q '92                              -2.3
1ST Q '93                              17.1
2ND Q '93                              25.2
3RD Q '93                              33.0
4TH Q '93                              45.3
1ST Q '94                              37.7
2ND Q '94                              44.2
3RD Q '94                              34.0
4TH Q '94                              30.5

---------------

* The Company emerged from bankruptcy on August 25, 1994, at which time it adopted fresh start reporting.


  COMPENSATION COMMITTEE REPORT


     The Company filed for protection under Chapter 11 of the United States Bankruptcy Code in June 1991 and shortly thereafter implemented numerous cost reduction programs, including a Company-wide pay reduction. In September 1992, William A. Franke became Chairman of the Board of Directors at an annual base salary of $450,000. On January 1, 1994, (i) Mr. Franke was elected to the additional office of Chief Executive Officer and (ii) the Company entered into an employment agreement with A. Maurice Myers pursuant to which he has since served as the Company's President and Chief Operating Officer. On June 27, 1994, the Company entered into a key employee protection agreement with Mr. Franke, which agreement was subsequently superseded in its entirety by an employment agreement entered into as of December 1, 1994. See "Employment Agreements" below. During the pendency of the Company's bankruptcy, (i) salary levels for executive officers (including Messrs. Franke and Myers and the other individuals named in the Summary Compensation Table set forth above) were based on an informal assessment of market conditions (including attempts to recruit new executive talent) and were not based on the Company's performance and (ii) none of the executive officers named in the Summary Compensation Table set forth above received any bonus payments or incentive awards.



     The Company's Reorganization under Chapter 11 became effective on August 25, 1994. In September 1994, the Company paid Reorganization success bonuses to all employees, including (i) a restricted stock grant to Mr. Franke of 125,000 shares of Class B Common Stock, (ii) a $400,000 cash bonus to Mr. Myers pursuant to his employment agreement and (iii) cash bonuses to 10 executive officers (including those named in the Summary Compensation Table set forth above other than Messrs. Franke and Myers) and 20 other salaried employees totalling $1,210,000. See the Summary Compensation Table set forth above. All such bonuses were approved by the pre-Reorganization Compensation Committee, the pre-Reorganization Board of Directors and the bankruptcy court. In connection with the Reorganization, a new Board of Directors and a new Compensation Committee were installed on August 26, 1994. The Company retained an independent, nationally-recognized consulting firm to assist in developing a comprehensive post-Reorganization compensation strategy for the Company and in January 1995 the new Board of Directors approved a Company-wide pay program, effective January 1, 1995.


     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table set forth above, is administered by the Compensation Committee. The Compensation Committee currently consists of four members, none of whom is a current or former employee or officer of the Company, two of whom were members of the pre-Reorganization Compensation Committee and one of whom is affiliated with TPG which, as indicated under "Principal Stockholders" above, is a principal stockholder of the Company.


     Set forth below is a report submitted by the current Compensation Committee addressing the Company's executive compensation program. Such report should be read in the context of the historical information contained in the foregoing paragraphs.

General


     The Company's executive compensation program consists of (i) an annual compensation plan, the principal elements of which are base salaries and annual incentive bonuses and (ii) a long-term compensation plan under which executives and other key salaried employees may be awarded stock-based compensation, including stock options, stock appreciation rights, restricted stock, phantom shares, performance units and cash tax rights. All stock-based compensation is awarded under the America West Airlines, Inc. 1994 Incentive Equity Plan (the "Incentive Plan") which became effective on December 1, 1994, subject to approval by the Company's stockholders.1


     The Company's executive compensation program was developed with the assistance of an independent, nationally-recognized consulting firm over a period of several months ended after the Company's emergence from bankruptcy on August 25, 1994. The development process encompassed both executive and broad-based employee compensation programs and included a review of competitive marketplace compensation data for key U.S. airlines. Long-term and short-term compensation data for other public companies of comparable size to the Company (as measured by revenues) were also examined. Consideration was also given to relevant circumstances peculiar to the Company, including the Company's compensation programs during the pendency of its bankruptcy proceeding.


     The Compensation Committee meets regularly throughout the year to review general compensation issues and determines the compensation of all officers and other key salaried employees of the Company. At least once a year, the Compensation Committee conducts a comprehensive review of the Company's compensation program, including (i) an internal report evaluating executive compensation to ensure consistency and program effectiveness, including the relationship of executive pay to performance and (ii) a comprehensive report from an independent consultant (retained by the Compensation Committee) relating to the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size.


Overall Compensation Philosophy and Objectives

     The principal objectives of the Company's executive compensation program are (i) to motivate executives to achieve the Company's strategic, operating and financial goals, (ii) to provide alignment between employee and shareholder interests through stock-based compensation and annual performance bonuses, (iii) to attract and retain high quality employees and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions. The program is designed to be competitive with other major U.S. airlines while also reflecting the Company's size and to place more emphasis on variable pay than on fixed base salaries over time.

Base Salary

     The Compensation Committee reviews base salaries annually. Annual adjustments are based on several factors, including general levels of market salary increases, the employee's job classification and the

---------------

1 See "Proposal 2: Approval of America West Airlines, Inc. 1994 Incentive Equity
  Plan."

Company's financial results. Base salaries are also dependent on the Compensation Committee's subjective evaluation of the performance of the individual employee over time. Thus, employees with higher levels of performance sustained over time generally will be paid correspondingly higher base salaries.

     The Company's strategy with respect to base salaries for its key salaried employees is designed, generally, to (i) avoid dramatic changes to base salaries other than to adjust base salaries over time to reflect market movements and individual performance and (ii) position base salaries below industry levels in order to reduce the emphasis on fixed compensation. The Company obtains market salary data for such purposes. The data is collected from companies of comparable size to the Company in general industry and the airline industry using nationally recognized compensation surveys as well as data from proxy statements for the airlines included in the S&P Airlines Index prepared by Standard & Poor's Composite, a division of McGraw Hill, and from proxy statements for certain other select carriers.

     The Compensation Committee approved the employment agreement (discussed below) entered into by the Company and William A. Franke, Chairman of the Board and Chief Executive Officer, as of December 1, 1994. The Compensation Committee relied on advice of the independent consultant referred to above with respect to the total compensation package provided for in Mr. Franke's employment agreement. Mr. Franke's employment agreement establishes his base salary for 1995 at $300,000, a decrease of $150,000 from 1994. Mr. Franke requested this reduction in exchange for the restricted stock grants provided for in his employment agreement. The Compensation Committee and the Company's Board of Directors agreed to this request primarily to provide further incentive for Mr. Franke to continue to build stockholder value.2 The job classification increases that became effective January 1, 1995 included base salaries for other Company executive officers at a level intended to approximate 90% of the average salaries for comparable positions at other major U.S. airlines.

Annual Incentive Compensation

     The Company's incentive compensation plan, or annual incentive bonus plan, is the program by which executives and other key salaried employees can earn additional cash compensation. The amount of each bonus is determined by the Compensation Committee at the end of each year and is based on the Company's financial performance for the year and, to a lesser extent, on the individual's performance. Because of the pendency of the Company's Chapter 11 bankruptcy proceeding, no annual incentive bonuses were paid for the years 1991 through 1994, although many officers and other key salaried employees received one-time Reorganization success bonuses in September 1994.3 The Company's ability to emerge from bankruptcy with a sound financial position was attributable in large part to the substantial turnaround in the Company's operating results since the commencement of bankruptcy proceedings in June 1991.4 The Reorganization success bonuses were approved by the pre-Reorganization Compensation Committee, the pre-Reorganization Board of Directors and the bankruptcy court.

     The Compensation Committee administers the incentive compensation plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual's performance, the Compensation Committee may rely on the recommendation of the Chief Executive Officer, whose recommendation will be based on his own subjective evaluation of such individual's performance. The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants. Awards will be paid currently in a lump sum or deferred for a period determined by the Compensation Committee. Awards may also be paid in bonus stock granted under the Incentive Plan.

     The objectives of the Company's annual incentive compensation plan are to motivate and reward the accomplishment of corporate and individual annual objectives, reinforce a strong performance orientation with

---------------


2 See "Employment Agreements."

3 See "Summary Compensation Table."

4 See "Performance Graphs -- Operating Income (Loss) Since Commencement of
  Chapter 11 Proceedings."

differentiation and variability in individual awards based on contributions to business results, and enhance rewards for meeting and exceeding corporate and personal objectives. The Company's financial performance must be at or above certain threshold levels (determined by the Compensation Committee), including a specified amount of earnings before interest, taxes, depreciation and amortization, before any bonus is awarded under the Company's annual incentive compensation plan.


     Mr. Franke's employment agreement does not entitle him to participate in the Company's annual incentive compensation plan. Instead, as described elsewhere in this report, his compensation package places greater emphasis on long-term equity incentives such as restricted stock grants and stock options.

Stock-Based Compensation


     Since the adoption of the Incentive Plan on December 1, 1994, stock-based awards have been granted to numerous salaried employees and to non-employee directors, each subject to stockholder approval of the Incentive Plan. Such awards consist solely of (i) non-qualified stock options granted to 34 executives (including Mr. Franke) and other key salaried employees for an aggregate of 1,382,000 shares of Class B Common Stock, (ii) non-qualified stock options granted to 13 non-employee directors for an aggregate of 39,000 shares of Class B Common Stock and (iii) restricted stock grants to Mr. Franke for an aggregate of 41,334 shares of Class B Common Stock.5 Each option previously granted to an employee (other than Mr. Franke) (a) is exercisable as to one-third of the shares covered thereby on each anniversary of the date of grant, so that such option is exercisable in full three years after the date of grant, (b) may not be exercised after the tenth anniversary of the date of grant or the earlier termination of the option and (c) will become fully exercisable in the event of the optionee's termination of employment by reason of death, disability or retirement or in the event of a "change in control." This approach is designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. The options granted to non-employee directors may be exercised six months after the date of grant. Mr. Franke's options were granted to him in connection with his employment agreement. One of Mr. Franke's options (covering 255,000 shares) is immediately exercisable while the others (covering 100,000 shares) are exercisable over time.


     The primary purpose of stock-based awards made under the Incentive Plan is to compensate the recipients in a way that provides a long-term incentive for future performance, thus linking the interests of the recipients with the long-term interests of the stockholders of the Company.6

     Stock Options. Stock options are an integral part of the Company's executive compensation program. The Compensation Committee believes that stock options are an important and appropriate incentive to employees to meet the Company's long-term goals. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through option value. The Compensation Committee determines the number of options to be granted to an individual based upon a variety of factors, including (i) the individual's job classification level, (ii) a subjective evaluation of the individual's performance, (iii) the individual's level of responsibility within the Company, (iv) the longevity in office of the individual, (v) a subjective evaluation of the individual's retention value to the Company, (vi) a subjective evaluation of the individual's performance as a team member and (vii) the results of the various compensation surveys described above. No mathematical weighting formulae will be applied with respect to any of these factors, although the individual's job classification level will normally be the primary factor.

     The Incentive Plan permits the Compensation Committee, in awarding a stock option to an employee, to specify (i) the number of shares covered by such option, (ii) within certain parameters, the manner in which the exercise price shall be payable to the Company, (iii) the required period or periods of continuous service with the Company and the corporate performance objectives (if any) to be achieved before the option can be

---------------


5 See "Employment Agreements."

6 See "Proposal 2: Approval of America West Airlines, Inc. 1994 Incentive Equity
  Plan."

exercised in whole or in part, (iv) whether such option will be an incentive stock option or a non-qualified stock option or a combination thereof and (v) the period (not to exceed 10 years from the grant date) during which the option may be exercised. With respect to all options granted under the Incentive Plan, the precise number of shares is determined partly on a subjective basis. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant and will generally vest over a number of years, dependent on continued employment. Each grant is made based on the optionee's overall employment package, without reference to previous stock option grants.



     Mr. Franke's employment agreement provides for the awarding to him, from time to time, of options to purchase up to 655,000 shares of Class B Common Stock in accordance with, and subject to stockholder approval of, the Incentive Plan.6 In approving these options, the Compensation Committee considered a variety of factors, including (i) Mr. Franke's job classification level, (ii) a subjective evaluation of Mr. Franke's performance, including the substantial turnaround of the Company's operating results since the commencement of Mr. Franke's employment with the Company in September 1992, (iii) Mr. Franke's level of responsibility within the Company, (iv) a review of compensation for similarly situated individuals both in the airline industry and in companies of similar size (based on revenues), (v) a subjective evaluation of Mr. Franke's ability to lead the Company in formulating and implementing its long-term business plan, (vi) a subjective evaluation of Mr. Franke's standing within the Company, in the communities served by the Company and with the Company's investors and suppliers and (vii) a subjective evaluation of Mr. Franke's ability to enhance the Company's stock value and his overall retention value to the Company. In addition, the Compensation Committee also took into account that, under the terms of his employment agreement, Mr. Franke is not entitled to receive any annual bonuses or other annual incentive compensation.


     Restricted Stock. Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Compensation Committee, the right to receive dividends. No restricted stock awards have been made by the Compensation Committee except to Mr. Franke in accordance with the terms of his employment agreement.

Other Benefits

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan. Also, officers of the Company are provided director/officer liability insurance coverage. The incremental cost to the Company of such benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                          Respectfully submitted,

                                          COMPENSATION/HUMAN RESOURCES
                                          COMMITTEE

                                          Richard C. Kraemer, Chairman
                                          Stephen F. Bollenbach
                                          Frederick W. Bradley, Jr.
                                          Richard P. Schifter

---------------

6 See "Proposal 2: Approval of America West Airlines, Inc. 1994 Incentive Equity
  Plan."

EMPLOYMENT AGREEMENTS


     Effective as of December 1, 1994, the Company entered into an employment agreement with William A. Franke for service as the Chairman of the Board and Chief Executive Officer of the Company for a term of one year with a possible one-year extension at Mr. Franke's election with the approval of the Company's Board of Directors. Under the agreement, Mr. Franke is to receive an annual cash base salary of at least $300,000, which amount may be increased at the Board's discretion. The agreement provides for restricted stock grants of 11,000, 30,334 and 25,000 shares of Class B Common Stock as soon as practicable after December 1, 1994, January 1, 1995 and January 1, 1996, respectively, subject to partial or complete forfeiture upon termination of employment under certain circumstances. In addition, upon execution of the agreement, Mr. Franke received
(i) a fully vested option to purchase 255,000 shares of Class B Common Stock at an exercise price of $8.75 per share, the fair market value on the date of grant, and (ii) options to purchase an additional 100,000 shares of Class B Common Stock at an exercise price of $8.75 per share, vesting over a two-year period beginning January 1, 1996. The agreement further provides for the granting to Mr. Franke (a) on August 25, 1995 of options to purchase an additional 150,000 shares of Class B Common Stock, vesting over a three-year period and (b) on August 25, 1996 of options to purchase an additional 150,000 shares of Class B Common Stock, vesting over a three-year period. All of such options become fully vested and exercisable upon a "change in control" (as defined in the agreement) or in the event Mr. Franke's employment is terminated by reason of death or disability. All of such restricted stock grants and stock options are subject to stockholder approval of the Incentive Plan. See "Proposal 2: Approval of America West Airlines, Inc. 1994 Incentive Equity Plan." The agreement also provides that the Company will maintain a term life insurance policy on the life of Mr. Franke in the amount of $2 million, proceeds of which are to be paid to beneficiaries designated by Mr. Franke. Mr. Franke is to receive an allowance for administrative expenses of $50,000 per year. A majority of the Board of Directors may authorize termination of Mr. Franke's employment for any reason which the Board deems sufficient. If Mr. Franke terminates his employment for good reason or is terminated by the Board of Directors for any reason other than misconduct or disability, he will receive, among other things, a severance payment in the amount of $1.5 million if the termination is prior to August 25, 1996 and $1 million if the termination is after such date. Pursuant to the agreement, Mr. Franke has certain registration rights with respect to shares of Class B Common Stock granted to him or received pursuant to the exercise of stock options. On June 27, 1994, the Company entered into a key employee protection agreement with Mr. Franke providing for the payment to him of a severance payment of approximately 200% of his base salary in the event of a termination of his employment following a "change in control." That key employee protection agreement was superseded in its entirety by Mr. Franke's employment agreement described above. In September 1994, the Company issued to Mr. Franke 125,000 fully-vested shares of Class B Common Stock as a Reorganization success bonus. The Company also loaned $470,282 to Mr. Franke for the purpose of enabling him to pay the income taxes attributable to such bonus. The loan (i) is payable in two equal installments on September 26, 2000 and September 26, 2001, (ii) bears interest (payable semi-annually) at the rate of 8% per annum (11% per annum after maturity) and (iii) is secured by a pledge of 62,500 of the bonus shares, but is otherwise non-recourse to Mr. Franke.


     Effective as of January 1, 1994, the Company entered into an employment agreement with A. Maurice Myers for service as President and Chief Operating Officer of the Company for a two-year term with automatic one-year extensions unless prior written notice is given by either party. Pursuant to the agreement (as amended), Mr. Myers is to receive an annual base salary of $375,000 for the period ended December 31, 1994 and $400,000 for the period beginning January 1, 1995, which amount may be increased in the Board's discretion. Pursuant to the agreement, the Company paid to Mr. Myers in 1994 a lump sum transition allowance of $100,000 and a Reorganization success bonus of $400,000. In addition, the Company made a non-recourse loan to Mr. Myers in 1994 in the amount of $200,000 to be used in connection with the purchase of a home, which loan is secured by a lien on such property and has a stated maturity of December 31, 2003. In 1994, the Company also loaned approximately $320,000 to Mr. Myers in connection with the exercise of options to purchase Aloha Airgroup, Inc. ("Aloha") common stock and related taxes. Such loan is secured by a pledge of the Aloha stock acquired with the proceeds thereof, is non-recourse to Mr. Myers and is due 90 days after the term of the agreement or earlier upon certain events. Both the house loan and the stock loan bear interest at the applicable federal rate in accordance with the Internal Revenue Code of 1986, as amended.

The Company is entitled to apply any incentive bonuses payable to Mr. Myers to the repayment of the house loan and the stock loan. The agreement also provides for certain pension benefits. The Company is required by the agreement to pay Mr. Myers a severance payment in the amount of (i) 100% of his base salary if Mr. Myers terminates the agreement due to the election of any person other than Mr. Myers or Mr. Franke as Chief Executive Officer of the Company or (ii) 150% of his base salary if the Company elects to discontinue automatic extensions of the agreement, if Mr. Myers terminates the agreement for good reason or due to a change in control or if the Company terminates the agreement for any reason other than misconduct or disability. In 1995, the Company granted to Mr. Myers an option to purchase 200,000 shares of Class B Common Stock at an exercise price of $8.75 per share, the fair market value on the date of grant. Such option is subject to stockholder approval of the Incentive Plan.

BANKRUPTCY REORGANIZATION

     The Company emerged from bankruptcy under Chapter 11 of the United States Bankruptcy Code on August 25, 1994 (the "Effective Date"), after having filed for protection on June 27, 1991. On the Effective Date, the previously outstanding publicly held equity interests in the Company were canceled and new stock was issued. A substantial portion of the Company's outstanding equity and debt securities was issued to AmWest Partners L.P., a Texas limited partnership ("AmWest"), and certain assignees of AmWest, in exchange for their investment in the Company. Additional shares of Class B Common Stock were issued to the Company's prepetition creditors and to former equity holders. The transactions completed in connection with the Reorganization constituted a change in control of the Company.

     The Company received approximately $205.3 million in cash upon the issuance to the partners of AmWest and to certain assignees of AmWest of (i) 1,200,000 shares of Class A Common Stock, (ii) 12,981,636 shares of Class B Common Stock,
(iii) warrants to purchase 2,769,231 shares of Class B Common Stock and (iv) $100 million of 11 1/4% Senior Unsecured Notes due 2001. The partners of AmWest include TPG, Continental and Mesa. The assignees of AmWest were certain funds managed or advised by Fidelity and Lehman.

     On the Effective Date, the Company, AmWest, GPA Group plc, a prepetition creditor ("GPA"), and certain designated stockholder representatives entered into an agreement (the "Stockholders' Agreement") with respect to certain matters involving the Company. Upon the dissolution of AmWest, which occurred immediately following the Effective Date, the provisions of the Stockholders' Agreement with respect to AmWest became binding upon TPG, Continental and Mesa. As used below, "AmWest" means TPG, Continental and Mesa in their capacities as successors-in-interest to AmWest under the Stockholders' Agreement.


     The Stockholders' Agreement provides that, for a period lasting until the first annual meeting after the third anniversary of the Effective Date (the "Voting Period"), America West's Board of Directors will consist of 15 members including (i) nine members designated by AmWest; (ii) one member designated by GPA for as long as GPA retains at least 2% of the voting equity securities of the Company; and (iii) five independent directors (the "Independent Directors") initially including (a) three directors designated by the official committee of the unsecured creditors, (b) one member designated by the official committee of the equity security holders and (c) one director designated by the pre-Reorganization Board of Directors from among the executive officers of the Company. The Stockholders' Agreement provides that during the Voting Period, AmWest and GPA will vote all shares of Common Stock owned by them in favor of the reelection of the initially designated Independent Directors for as long as such Independent Directors continue to serve.



     In addition, AmWest and GPA agreed that (i) AmWest will vote in favor of GPA's nominee to the Company's Board of Directors, and (ii) GPA will vote in favor of AmWest's nine nominees to the Company's Board of Directors for so long as (a) AmWest owns at least 5% of the voting equity securities of the Company and (b) GPA owns at least 2% of the voting equity securities of the Company.


     The Stockholders' Agreement also provides that no director nominated by AmWest will be an employee or officer of Continental. All directors who are selected by or who are directors of Continental or Mesa and all directors who are employees or officers of Mesa are required by the Stockholders' Agreement to recuse themselves from voting on or receiving information on any matters involving negotiations or direct competition between their respective companies and America West.


     During the Voting Period, the Stockholders' Agreement requires approval by at least three of the Independent Directors, or the affirmative vote of the holders of a majority of the voting power of each class of Common Stock (excluding those shares owned by AmWest or any of its affiliates, but not, however, excluding any shares owned, controlled or voted by Mesa or any of its transferees that are not otherwise affiliates of AmWest), to approve (i) any merger or consolidation of the Company with or into AmWest or any of its affiliates; (ii) certain transactions involving issuances of voting securities by AmWest or any of its affiliates; (iii) certain transactions involving issuances of voting securities by the Company that result in AmWest or any of its affiliates acquiring an increased percentage ownership of such voting securities; and (iv) any transaction or series of transactions having the same effect as (i) or (ii) above.


     Under the terms of the Stockholders' Agreement, neither AmWest nor any affiliate of AmWest may sell or otherwise transfer any Common Stock (other than to an affiliate of the transferor) if, after giving effect thereto or to any related transaction, the total number of shares of Class B Common Stock beneficially owned by the transferor is less than twice the number of shares of Class A Common Stock beneficially owned by the transferor, except in certain circumstances.


     In addition, the Stockholders' Agreement provides that, for a period of three years after the Effective Date, AmWest shall not sell, in a single transaction or related series of transactions, shares of Common Stock representing 51% or more of the combined voting power of shares of Common Stock then outstanding other than (i) pursuant to or in connection with a tender or exchange offer for all shares of Common Stock and for the benefit of all others of Class B Common Stock on a pro rata basis at the same price per share and on the same economic terms, (ii) to any affiliate of AmWest, (iii) to any affiliate of AmWest's partners, (iv) pursuant to a bankruptcy or insolvency proceeding,
(v) pursuant to judicial order, legal process, execution or attachment or (vi) in a public offering.


CERTAIN TRANSACTIONS

     The Company has certain alliance agreements with Continental and Mesa (the "Alliance Agreements"). With Continental, the Company agreed to implement certain code sharing arrangements, coordinate certain flight schedules to maximize connections between the two airlines, share ticket counter space, link in part their frequent flyer programs and coordinate ground handling operations. With Mesa, America West has entered into two code sharing agreements that establish Mesa as a feeder carrier for the Company at its hubs in Phoenix and Columbus. The Alliance Agreements are designed to enhance significantly the Company's growth in revenue passenger miles and operating results. Continental and Mesa are principal stockholders of the Company. See "Principal Stockholders."


     Pursuant to a code sharing agreement with Mesa entered into in December 1992 (which was prior to Mesa becoming a significant stockholder), the Company assesses a per passenger charge for facilities, reservations and other services from Mesa for enplanements on the Mesa system. Such payments by Mesa to the Company totalled approximately $2.5 million for 1994.


     On October 14, 1994, the Company issued $13 million of its 11 1/4% Senior Unsecured Notes due 2001 to Fidelity and $10 million of such notes to Lehman in satisfaction of certain claims and other prepetition obligations totalling approximately $25 million held by Fidelity and Lehman. In connection with the issuance of such notes, Fidelity and Lehman also received cash payments of $2.1 million and $1.2 million, respectively, representing the portion of claims and other prepetition obligations not satisfied by the issuance of the notes and other payments made in connection with the settlement of such claims. Fidelity and Lehman are principal stockholders of the Company. See "Principal Stockholders."

     In 1994, the Company made certain loans to William A. Franke and A. Maurice Myers, both executive officers of the Company. For a description of such loans, see "Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS

     Two members of the pre-Reorganization Board and the pre-Reorganization Compensation Committee, John F. Tierney and Declan Treacy, were elected to the Board of Directors pursuant to a certain management letter agreement, as amended and restated, between the Company and its debtor-in-possession lenders, including GPA. Both Mr. Tierney and Mr. Treacy are executives of GPA. The management letter agreement terminated in connection with the Reorganization and Mr. Treacy's term expired on August 25, 1994. GPA's representation on the Company's Board is now determined pursuant to the Stockholders' Agreement and a voting agreement entered into between GPA and AmWest. Mr. Tierney continues to be a member of the Board, but is no longer a member of the Compensation Committee. See "Bankruptcy Reorganization."

     GPA is a major supplier of leased aircraft and engines to the Company and provided financing to the Company prior to and during the bankruptcy proceedings. In June 1994, in connection with the Reorganization, the Company entered into a put agreement with GPA providing GPA with a right to lease up to eight aircraft to the Company (the "1994 Put Agreement"). This agreement replaced a similar agreement with GPA involving 10 aircraft (none of which were ever leased to the Company). These aircraft may be new or used B737-300 and B757-200 aircraft (of which no more than five may be used aircraft) and new or "like new" A320 aircraft. Unless otherwise consented to by the Company, beginning in June 1995 and ending by June 1999, GPA may, with adequate notice to the Company, put to the Company up to two aircraft in 1995 and no more than three aircraft per year thereafter. The rentals for such aircraft will be at the then current market rates with lease terms ranging from three to 18 years depending on the type and condition of the aircraft, which will be predetermined by the Company and GPA. In connection with the 1994 Put Agreement and for other consideration, GPA was paid approximately $30.5 million and issued certain equity securities by the Company as part of the Reorganization.

     In February 1995, the Company leased a B737-300 aircraft from GPA for a term of five years. Additionally, the Company and GPA have agreed, subject to final documentation, to enter into lease agreements for two A320-200 aircraft beginning in the spring of 1995. All of these aircraft will be leased to the Company under the 1994 Put Agreement.

     Lease payments from America West to GPA under an agreement initially entered into in September 1990 (the "Aircraft Finance Agreement") and under the 1991 Put Agreement totaled approximately $63 million in 1994. As of December 31, 1994, the Company was obligated to pay approximately $1.1 billion over the life of the 16 aircraft leases under the Aircraft Finance Agreement. Payments by the Company to GPA under a debtor-in-possession financing facility established in September 1991 were approximately $61 million in 1994.


     Richard P. Schifter, a member of the Company's Board of Directors, is a vice president of TPG Advisors, which is the general partner of TPG GenPar, the general partner of TPG. TPG received Class A Common Stock and Class B Common Stock and warrants to purchase Class B Common Stock in exchange for its investment in America West pursuant to the Reorganization. See "Bankruptcy Reorganization." Mr. Schifter serves of counsel to the law firm of Arnold & Porter, where he was a partner until July 1994. America West from time to time engages Arnold & Porter for certain legal services, not any of which are performed by Mr. Schifter.


     Each of the Company transactions described above was the result of arms'-length negotiation among the parties thereto and was concluded on what the Company believes to be terms no less favorable than would have been obtained had the transactions been entered into with non-affiliated third parties.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.


     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1994, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except (i) Messrs. Thomas F. Derieg, Michael A. Vescuso, C.A. Howlett and Stephen L. Johnson were late in filing a Form 3 upon commencement of employment with the Company and (ii) each of Messrs. Whalen (relating to 20 shares of Class B Common Stock and warrants to purchase 16 shares of Class B Common Stock), Nakano (relating to one share of Class B Common Stock and warrants to purchase three shares of Class B Common Stock) and Burns (relating to 27 shares of Class B Common Stock and warrants to purchase 74 shares of Class B Common Stock) and Ms. Patricia Burr (relating to 15 shares of Class B Common Stock and warrants to purchase 14 shares of Class B Common Stock) filed a late Form 4 report (covering one transaction) after the Reorganization. The shares subject to such Form 4 reporting requirements were issued in the Reorganization in respect of common shares or options to purchase common shares beneficially owned by such persons as a result of grants under a stock incentive plan in effect prior to the Reorganization.


INDEPENDENT ACCOUNTANTS

     KPMG Peat Marwick LLP were the Company's independent accountants for 1994. Neither the Audit Committee nor the Board of Directors has selected independent public accountants for 1995. Consistent with its ongoing cost reduction efforts, the Company currently intends to request proposals from KPMG Peat Marwick LLP and other nationally recognized independent accounting firms relating to the audit of the Company's financial statements for 1995. The Audit Committee and the Board of Directors will select independent accountants for 1995 after receiving such proposals. KPMG Peat Marwick LLP will have a representative at the Meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS


     To be considered at the Company's 1996 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office not less than 60 nor more than 90 days prior to the date of such Annual Meeting and must otherwise comply with the requirements of the Company's bylaws. To be considered for inclusion in the Company's Proxy Statement relating to the 1996 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than December 2, 1995, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.


ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS


     The annual report to stockholders, including financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH A COPY WITHOUT CHARGE OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULE BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO MARTIN J. WHALEN, SECRETARY, AMERICA WEST AIRLINES, INC., 4000 EAST SKY HARBOR BOULEVARD, PHOENIX, ARIZONA 85034. Upon request and payment of the Company's reasonable expense of furnishing the exhibit requested, the Company will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.


OTHER MATTERS

     It is not anticipated that there will be presented to the Meeting any business other than election of directors, approval of the Incentive Plan and approval of the charitable stock gift. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES, SUBJECT TO THE CONDITION THAT IF ANY OF THE NAMED NOMINEES SHOULD BE UNABLE TO SERVE, DISCRETIONARY AUTHORITY IS RESERVED TO VOTE FOR A SUBSTITUTE. NOMINEES FOR DIRECTOR WILL BE ELECTED BY PLURALITY OF THE VOTES CAST AT THE MEETING.

     It is proposed that 15 directors be elected, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Each of the following nominees is a director of the Company at the present time.


     WILLIAM A. FRANKE -- AGE 57. Chairman of the Board and Chief Executive Officer -- (Executive Committee). Mr. Franke was named Chairman of the Board of Directors in September 1992. On January 1, 1994, Mr. Franke was also elected to serve as the Company's Chief Executive Officer. In addition to his responsibilities at America West, Mr. Franke serves as president of Franke & Company, Inc., a financial services company he has owned since May 1987. From November 1989 until June 1990, Mr. Franke served as the Chairman of Circle K Corporation's executive committee with the responsibility for Circle K Corporation's restructuring. In May 1990, the Circle K Corporation filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. From June 1990 until August 1993, Mr. Franke served as the chairman of a special committee of directors overseeing the reorganization of the Circle K Corporation. From 1990 until 1993, Mr. Franke also served in various other capacities at Circle K Corporation. Mr. Franke was also involved in the restructuring of the Valley National Bank of Arizona (now Bank One of Arizona). Mr. Franke serves as a director of Phelps Dodge Corp., Central Newspapers Inc. and the Air Transport Association of America.



     A. MAURICE MYERS -- AGE 54. President and Chief Operating Officer. Mr. Myers was named President and Chief Operating Officer on January 1, 1994 and was named to the Board of Directors in 1994. Prior to joining America West, Mr. Myers was the president and chief executive officer of Aloha, an aviation services corporation which owns and operates Aloha Airlines and Aloha Island Air. Mr. Myers joined Aloha in 1983 as vice president of marketing and became its president and chief executive officer in June 1985. Mr. Myers is a member of the board of directors of Hawaiian Electric Industries.


     JULIA CHANG BLOCH -- AGE 52. Ms. Bloch has been a member of America West's Board of Directors since August 26, 1994. She is the group executive vice president, corporate relations of Bank of America Corporation and has held that position since June 1993. Ms. Bloch served as the U.S. Ambassador to Nepal from September 1989 through May 1993. Ms. Bloch is a board member of the American Refugee Committee and the Himalaya Foundation and serves as a trustee of the Asian Art Museum and the Asia Society.


     STEPHEN F. BOLLENBACH -- AGE 53. (Compensation Committee). Mr. Bollenbach has been a member of America West's Board of Directors since August 26, 1994. He is president and chief executive officer of Host Marriott Corp. Mr. Bollenbach served as chief financial officer of the Promus Companies from 1986 to 1990 and served as chief financial officer for the Trump Organization from 1990 to 1992. He served as executive vice president and chief financial officer of The Marriott Corporation from 1992 until 1993. He serves as a director of Host Marriott Corporation, Carr Realty Corporation and Mid-America Apartment Communities, Inc.


     FREDERICK W. BRADLEY, JR. -- AGE 68. (Compensation Committee, Executive Committee). Mr. Bradley has been a member of America West's Board of Directors since September 1992. Immediately prior to joining the Board of Directors, Mr. Bradley was a senior advisor with Simat, Helliesen & Eichner, Inc. Mr. Bradley formerly was a senior vice president of Citibank/Citicorp's Global Airline and Aerospace business. Mr. Bradley joined Citibank/Citicorp in 1958. In addition, Mr. Bradley is a member of the board of directors of Shuttle, Inc. (USAir Shuttle) and the Institute of Air Transport, Paris, France. Mr. Bradley also is chairman of the board of directors of Aircraft Lease Portfolio Securitization 94-1 Ltd.

     JAMES G. COULTER -- AGE 35. (Executive Committee). Mr. Coulter has been a member of America West's Board of Directors since August 26, 1994. Since 1992, Mr. Coulter has been a managing director of Texas Pacific Group, an investment firm. From 1986 to August 1992, Mr. Coulter was vice president of Keystone, Inc. (formerly Robert M. Bass Group, Inc.), a private investment firm based in Fort Worth, Texas. From April 1993 until he became a member of the Company's Board, Mr. Coulter was a member of the board of directors of Continental. Mr. Coulter also serves as a director of American Savings Bank and Allied Waste Industries, Inc.


     JOHN F. FRASER -- AGE 64. Mr. Fraser has been a member of America West's Board of Directors since August 26, 1994. He is the chairman of the board of Federal Industries Ltd., an iron and steel foundry. Mr. Fraser was chairman and chief executive officer of Federal Industries Ltd. from March 1991 to May 1992, and president and chief executive officer from May 1978 to March 1991. Mr. Fraser was a member of the Board of Directors of Continental from August 1993 through August 3, 1994. Mr. Fraser is a director of Air Canada, Bank of Montreal, Coca-Cola Beverages Limited, Ford Motor Company of Canada, Limited, Inter-City Products Corporation, Investors Group Inc., Shell Canada Limited and The Thomson Corporation.


     JOHN L. GOOLSBY -- AGE 53. (Audit Committee). Mr. Goolsby has been a member of America West's Board of Directors since August 26, 1994. He has been the president of The Hughes Corporation and The Howard Hughes Corporation (formerly named the Summa Corporation), the principal operating companies of the Howard Hughes Estate, since 1988, and has been the chief executive officer of those companies since 1990. In addition, Mr. Goolsby serves as a director of Nevada Power Company and Bank of America Nevada. He also serves as a trustee of The Donald W. Reynolds Foundation and the UNLV Foundation.

     RICHARD C. KRAEMER -- AGE 51. (Compensation Committee). Mr. Kraemer has been a member of America West's Board of Directors since September 1992. He is a director and serves as president, chief executive officer and chief operating officer of UDC Homes, Inc., a Phoenix-based homebuilding company which he joined in 1975.

     JOHN R. POWER, JR. -- AGE 39. (Executive Committee). Mr. Power has been a member of America West's Board of Directors since August 26, 1994. He is president of The Patrician Corporation, an investment company. Prior to joining The Patrician Corporation, Mr. Power served as vice president at Continental Bank.

     LARRY R. RISLEY -- AGE 50. (Audit Committee). Mr. Risley has been a member of America West's Board of Directors since August 26, 1994. He has been the chief executive officer and chairman of the board of directors of Mesa since the founding of the company in 1983. From 1979 to 1982, Mr. Risley was president of Mesa Aviation Services, Inc.


     FRANK B. RYAN -- AGE 58. Dr. Ryan has been a member of America West's Board of Directors since March 17, 1995. Since August 1990, Dr. Ryan has been a professor of mathematics and of computational and applied mathematics and formerly the vice president of external affairs of Rice University. From 1988 to 1990, Dr. Ryan served as president and chief executive officer of Contex Electronics, Inc., an electronic component manufacturing company. Dr. Ryan serves on the board of directors of Danielson Holding Company, Inc. and as a governor advisor to Rice University.



     RICHARD P. SCHIFTER -- AGE 42. (Compensation Committee). Mr. Schifter has been a member of America West's Board of Directors since August 26, 1994. He has been a managing director of Texas Pacific Group, an investment firm, since July 1994. Mr. Schifter serves of counsel to the Washington D.C. based law firm of Arnold & Porter, where he was an associate from 1979 to 1986 and a partner from 1986 to July 1994.


     JOHN F. TIERNEY -- AGE 49. Mr. Tierney has served as a member of the Board of Directors since December 1993. Mr.Tierney is the assistant chief executive and finance director of GPA Group plc, an Irish aircraft leasing concern, and has served GPA in such capacity since 1993. From 1981 to 1993, he served as chief financial officer of GPA.

     RAYMOND S. TROUBH -- AGE 68. (Audit Committee). Mr. Troubh has been a member of America West's Board of Directors since August 26, 1994. He is a financial consultant and currently serves on the board of directors of ADT Limited, American Maize Products Co., Applied Power Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Benson Eyecare Corporation, Foundation Health Corporation, General American Investors Company, Manville Corporation, Olsten Corporation, Riverwood International Corporation, Time Warner Inc., Petrie Stores Corporation, Triarc Companies, Inc. and WHX Corporation.

                                  PROPOSAL 2:

       APPROVAL OF AMERICA WEST AIRLINES, INC. 1994 INCENTIVE EQUITY PLAN

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR APPROVAL OF THE INCENTIVE PLAN. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES PRESENT IN PERSON OR BY PROXY AT THE MEETING AND ENTITLED TO VOTE.

     The Board recommends the approval of the Incentive Plan, which authorizes the grant of various stock, stock-related and cash awards to employees and non-employee directors of the Company. The Incentive Plan became effective as of December 1, 1994 and is contingent upon the approval of the stockholders. The Incentive Plan is intended to encourage employees of the Company and non-employee directors of the Company to acquire or increase their equity interests in the Company and to provide a means whereby employees and non-employee directors may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Incentive Plan is also intended to enhance the ability of the Company to attract and retain the services of individuals who are essential for the progress, growth and profitability of the Company.

                         SUMMARY OF THE INCENTIVE PLAN

     The full text of the Incentive Plan is set forth in Appendix A to this Proxy Statement. The essential features of the Incentive Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the Incentive Plan.

TYPES OF AWARDS

     The Incentive Plan permits the granting of any or all of the following types of awards ("Awards"): stock appreciation rights ("SARs"), stock options, restricted stock, performance units, director options, phantom shares, bonus stock and cash tax rights.

ELIGIBILITY FOR PARTICIPATION


     All officers and employees of the Company or any subsidiary of the Company and all non-employee directors of the Company will be eligible for participation in certain Awards under the Incentive Plan. Currently, the Company has approximately 51 employees and non-employee directors eligible to participate in the Incentive Plan.


ADMINISTRATION

     The Incentive Plan is administered by the Compensation Committee. Under the terms of the Incentive Plan, the Compensation Committee must consist of disinterested persons within the meaning of Rule 16b-3 of the Exchange Act. The Compensation Committee will select the participants who will receive Awards, determine the type and terms of Awards to be granted and interpret and administer the Incentive Plan.

AMENDMENT AND TERMINATION

     The Board of Directors may terminate or amend the Incentive Plan without stockholder approval, except that stockholder approval is required for any amendment that would cause the Incentive Plan to cease to satisfy the requirements of Rule 16b-3 of the Exchange Act.

TERM OF THE INCENTIVE PLAN

     Unless sooner terminated, the Incentive Plan will terminate on November 30, 2004, after which time no additional Awards may be made.

SHARES SUBJECT TO THE INCENTIVE PLAN

     Subject to adjustment as described below, 3,500,000 shares of Class B Common Stock may be awarded under the Incentive Plan, of which no more than 1,500,000 shares may be issued as restricted stock or bonus stock. The maximum aggregate number of shares of Class B Common Stock available for stock options and SARs awarded to any person during the term of the Incentive Plan is 350,000 shares per year, subject to adjustment as described below.

EMPLOYEE STOCK OPTIONS

     Stock options granted under the Incentive Plan are subject to the terms and conditions determined by the Compensation Committee, except that: (i) no stock options may be granted after the termination of the Incentive Plan; (ii) the option exercise price cannot be less than the market value per share of Class B Common Stock at the date of grant; and (iii) no stock option may be exercised more than 10 years after it is granted. Stock options may be granted as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options or a combination thereof.

     The Compensation Committee will determine the form in which payment of the exercise price may be made, including cash, shares of Class B Common Stock or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS


     Subject to stockholder approval of the Incentive Plan, on December 1, 1994 each non-employee director of the Company was awarded an option to purchase 3,000 shares of Class B Common Stock at an exercise price per share of $8.75, the fair market value on the date of grant. Each non-employee director shall automatically receive on the day after each annual stockholders' meeting (commencing with the Meeting) an option to purchase 3,000 shares of Class B Common Stock at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of grant. Each new non-employee director shall receive an initial option Award to purchase 3,000 shares of Class B Common Stock on the date of election at an exercise price per share equal to the fair market value of the Class B Common Stock on the date of grant. Neither the Compensation Committee nor the Board of Directors has any discretion with respect to non-employee director stock options. Each such option shall become exercisable six months from the date of grant and have a term of 10 years subject to earlier termination depending upon continuity of service on the Board.


STOCK APPRECIATION RIGHTS


     An SAR may be granted in tandem with stock options or separate and apart from a grant of option rights. The grant price of an SAR shall not be less than the fair market value per share of Class B Common Stock on the date of grant.


RESTRICTED STOCK

     The Compensation Committee may also authorize grants of restricted stock. Restricted stock may not be disposed of by the participant until the restrictions specified in the Award expire. The participant will have, with respect to restricted stock, the right to vote the shares and, subject to limitations (if any) established by the Compensation Committee, receive any cash dividends. Except as otherwise determined by the Compensation Committee, upon termination of a participant's employment for any reason during the restriction period, all restricted stock will be forfeited by the participant. The maximum number of shares of restricted stock that may be granted to an employee in a calendar year is 150,000 shares.

PHANTOM SHARES

     The Compensation Committee may grant Awards of phantom shares, payable in cash, shares of Class B Common Stock or a combination thereof, in consideration of the fulfillment of such conditions as the Compensation Committee may specify. The maximum number of phantom shares that may be granted to an employee in any calendar year is 150,000 phantom shares.

PERFORMANCE UNITS

     Performance units are units equivalent to $100 (or such other value as the Compensation Committee determines) and may consist of payments in cash, shares of Class B Common Stock or a combination thereof, payable upon the achievement of certain performance goals. The Compensation Committee shall determine the performance goals to be achieved during any performance period and the length of any performance period. The maximum amount of compensation that may be subject to any performance unit grant made to any one employee in a calendar year is $1.5 million.

BONUS STOCK

     The Compensation Committee may deliver unrestricted awards of Class B Common Stock to eligible employees as additional compensation for the employee's services to the Company.

CASH TAX RIGHTS

     The Compensation Committee may grant cash tax rights in tandem with any Award payable in shares of Class B Common Stock. A cash tax right is a right to receive cash upon receipt of the shares of Class B Common Stock pursuant to the tandem Award.

PERFORMANCE GOALS

     The Compensation Committee may subject any Award to the attainment of certain performance goals. Such performance goals, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of the division, department or function within the Company or a subsidiary in which the employee receiving the Award is employed or in individual or other terms, and which will relate to a period of time determined by the Compensation Committee. The performance goals intended to qualify under
Section 162(m) of the Code shall be with respect to one or more of the following: (i) earnings before interest, taxes, depreciation and amortization expenses ("EBITDA"); (ii) earnings before interest and taxes ("EBIT"); (iii) EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; return on total capital; (iv) total stockholder return; (v) stock price performance; (vi) average revenue per available seat mile; (vii) average cost per available seat mile; and (viii) surveys of airline customer satisfaction. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of airlines, shall be determined by the Compensation Committee in its discretion at the time of grant of the Award. A performance goal need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. With respect to an Award that is subject to performance goals, the Compensation Committee must first certify that the performance goals have been achieved before the Award may be paid.

TRANSFERABILITY

     No Award under the Incentive Plan that has not become payable or earned will be transferable other than by will or the laws of descent and distribution.

ADJUSTMENTS

     The Compensation Committee may provide for adjustment of Awards under the Incentive Plan if it determines such adjustment is required to prevent dilution or enlargement of the rights of participants in the Incentive Plan that would otherwise result from a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or other similar corporate transaction.

           CERTAIN FEDERAL INCOME TAX CONSEQUENCES RELATING TO AWARDS
                            UNDER THE INCENTIVE PLAN

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Incentive Plan based on federal income tax laws in effect on January 1, 1995. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Additional or different federal income tax consequences to the employee or the Company may result depending upon other considerations not described below.

TAX CONSEQUENCES TO PARTICIPANTS

     NON-QUALIFIED STOCK OPTIONS. In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option (an option not qualified under Section 422 of the Code) ("NQO") is granted; (ii) at the time of exercise of a NQO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a NQO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short term or long term capital gain (or loss) depending on how long the shares have been held.

     INCENTIVE STOCK OPTIONS. No income generally will be recognized by an optionee upon the grant or exercise of an ISO, although the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes. If shares of Class B Common Stock are issued to an optionee pursuant to the exercise of an ISO and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then, upon the sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as long term capital gain and any loss sustained will be a long term capital loss.

     If shares of Class B Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short term or long term capital gain (or loss) depending on the holding period.

     STOCK APPRECIATION RIGHTS. No income will be recognized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash and the fair market value of any nonrestricted shares of Class B Common Stock received pursuant to the exercise.

     RESTRICTED STOCK. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock reduced by any amount paid by the recipient at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83(b) of the Code within 30 days of the date of transfer of shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     PERFORMANCE UNITS. No income generally will be recognized upon the grant of performance units. Upon payment in respect of earned performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Class B Common Stock received less any amount paid for such award at the time of payment or transfer pursuant to the achievement of the performance goals.

     BONUS STOCK. The recipient of bonus stock generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Class B Common Stock on the date that such shares are transferred to the recipient, reduced by any amount paid by the recipient, and the capital gain or loss holding period for such shares will also commence on that date.

     CASH TAX RIGHTS. No income will be recognized upon the grant of a cash tax right. The recipient of a cash tax right will be subject to tax at ordinary income rates on the cash received pursuant to the Award.

     SPECIAL RULES APPLICABLE TO OFFICERS AND DIRECTORS. Where the sale of stock that is received as the result of a grant of an Award could subject an officer or director to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, the principal difference usually will be to postpone the taxation (and valuation) of the stock received so long as the sale of the stock received could subject the officer or director to suit under
Section 16(b) of the Exchange Act, but not longer than six months.

TAX CONSEQUENCES TO THE COMPANY

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction for federal income tax purposes provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and (ii) the $1 million limitation of Section 162(m) of the Code is not exceeded.

                        GRANTS UNDER THE INCENTIVE PLAN

     Future Awards under the Incentive Plan which may be made to executive officers and other employees are not presently determinable. If the stockholders approve the Incentive Plan, such Awards will be made at the discretion of the Compensation Committee in accordance with its compensation policies and the provisions of the Incentive Plan. Certain stock options and stock awards have been granted to executive officers and to non-employee directors under the Incentive Plan. All of such awards are subject to stockholder approval of the Incentive Plan. Awards granted to the date hereof include non-qualified stock options and a grant of restricted stock to Mr. Franke. All of the options have an exercise price equal to or greater than the fair market value of the stock on the date of grant. For a discussion of other terms of such options, see "Compensation Committee Report -- Stock Based Compensation." The Compensation Committee has identified five tiers of employees eligible to receive Awards under the Incentive Plan. Such tiers currently consist of (i) the chief executive officer, (ii) the chief operating officer, (iii) senior vice presidents (6 positions), (iv) vice presidents (12 positions) and (v) senior directors (18 positions). Information regarding Awards granted on or prior to March 17, 1995, subject to stockholder approval of the Incentive Plan, and the value of the shares underlying the Awards is set forth in the table below.

                                 INCENTIVE PLAN
                                 PLAN BENEFITS

                                                                 DOLLAR VALUE           SHARES
                                                                  OF SHARES           UNDERLYING
                     NAME AND POSITION                       UNDERLYING AWARDS($)       AWARDS
-----------------------------------------------------------  --------------------     ----------

William A. Franke, Chairman of the Board and
  Chief Executive Officer..................................        3,467,923(1)          396,334
A. Maurice Myers, President and Chief Operating Officer....        1,750,000(2)          200,000
Martin J. Whalen, Senior Vice President-Corporate Affairs
  and Secretary............................................          743,750(2)           85,000
Raymond T. Nakano, Vice President and Controller...........          743,750(2)           85,000
Thomas P. Burns, Vice President-Sales......................          262,500(2)           30,000
Executive officers as a group (9 persons)..................        9,461,673(3)        1,081,334
Non-employee directors as a group (13 persons)(4)..........          341,250(2)           39,000
Non-executive employees as a group (26 persons)............        2,992,500(2)          342,000

---------------
(1) Includes 11,000 shares and 30,334 shares of restricted Class B Common Stock granted to Mr. Franke in January 1995. Also includes (i) a fully-vested option to purchase 255,000 shares of Class B Common Stock and (ii) an additional option to purchase 100,000 shares of Class B Common Stock, each at an exercise price of $8.75 per share.

(2) Based on the closing price per share of the Class B Common Stock of $8.75 on December 1, 1994. On March 17, 1995, the closing price for the Class B Common Stock was $8.375.

(3) Includes options to purchase 85,000 shares of Class B Common Stock at an exercise price of $8.75 per share granted to a senior vice president that will commence employment with the Company in April 1995. The remaining options were granted on December 1, 1994 and January 5, 1994 and have an exercise price of $8.75 per share.

(4) The day after the Meeting, such non-employee directors will receive additional options to purchase 39,000 shares in the aggregate. The exercise price of such options will be equal to the fair market value of the Class B Common Stock on the date of grant.

                                  PROPOSAL 3:

          APPROVAL OF STOCK GIFT TO TAX-EXEMPT, NON-PROFIT CORPORATION

     IT IS PROPOSED THAT THE COMPANY BE AUTHORIZED, AT SUCH TIME OR TIMES AND UPON SUCH TERMS AND CONDITIONS AS THE COMPANY'S BOARD OF DIRECTORS MAY DETERMINE IN ITS SOLE DISCRETION, TO CONTRIBUTE UP TO 250,000 SHARES OF CLASS B COMMON STOCK TO A NON-PROFIT CORPORATION WHICH (I) QUALIFIES AS AN EXEMPT ORGANIZATION UNDER SECTION 501(C)(3) OF THE CODE AND (II) IS OPERATED EXCLUSIVELY FOR CHARITABLE, SCIENTIFIC, LITERARY OR EDUCATIONAL PURPOSES. THE BOARD OF DIRECTORS HAS CONCLUDED THAT APPROVAL OF THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL. PROPOSAL 3 WILL BE ADOPTED BY A PLURALITY OF THE VOTES CAST AT THE MEETING AND ENTITLED TO VOTE.

     If the proposal is approved, the Company intends to organize a non-profit corporation (the "Foundation") and to cause the Foundation to qualify as an exempt organization under Section 501(c)(3) of the Code. The Foundation would be managed by two or more directors, all of whom are expected to be directors and/or officers of the Company. No part of the net profits of the Foundation would inure to the benefit of, nor would any assets of the Foundation be distributed to, the Company. The Foundation would be devoted exclusively to charitable, scientific, literary and educational purposes. Gifts and other distributions by the Foundation would require the approval of the Foundation's board of directors and would be made at such time and in such manner so as not to subject the Foundation to the tax on undistributed income imposed by Section 4942 of the Code. Initially, the sole source of the Foundation's funds would be contributions from the Company and the earnings and profits derived from such contributions. As indicated above, the Company may contribute up to 250,000 shares of Class B Common Stock to the Foundation. The Company may also contribute to the Foundation from time to time such cash or other Company assets as the Company's Board of Directors may approve in its sole discretion. Under no circumstances, however, would the Company become obligated to make contributions to the Foundation.

     The Foundation would be authorized, with the approval of its board of directors and subject to any restrictions and limitations imposed by applicable laws, to sell any of its assets, including shares of Class B Common Stock held by it. All proceeds from sales by the Foundation would go to the Foundation and would be used for its charitable purposes. As fiduciaries of the Foundation, its directors would be required to act in in good faith, with ordinary care and in a manner they reasonably believe to be in the best interest of the Foundation.

                                                                      APPENDIX A

                          AMERICA WEST AIRLINES, INC.
                           1994 INCENTIVE EQUITY PLAN

                        EFFECTIVE AS OF DECEMBER 1, 1994

                          AMERICA WEST AIRLINES, INC.

                           1994 INCENTIVE EQUITY PLAN

     America West Airlines, Inc., a Delaware corporation (the "Company"), hereby establishes this America West Airlines, Inc., 1994 Incentive Equity Plan (this "Plan"), effective as of December 1, 1994, subject to stockholder approval.

     1. Purpose. The purpose of the Plan is to promote the interests of the Company by encouraging employees of the Company and its Subsidiaries and the Nonemployee Directors of the Company to acquire or increase their equity interests in the Company and to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

     2. Definitions.  As used in this Plan:

          (a) "Appreciation Right" means a right granted pursuant to Paragraph
     5.

          (b) "Award" means an Appreciation Right, an Option Right, a Director Option, Phantom Shares, a Performance Unit, Bonus Stock, Restricted Stock or a Cash Tax Right.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Bonus Stock" means unrestricted shares of Common Stock granted pursuant to Paragraph 9.

          (e) "Cash Tax Right" means a right granted pursuant to Paragraph 10.

          (f) "Change in Control" shall occur if:

             (i) the individuals who, as of December 1, 1994, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 1994 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

             (ii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), but not including David Bonderman or James G. Coulter or any individual, entity or group which is controlled (whether directly or indirectly and whether through ownership of voting securities, contract or otherwise) by David Bonderman and/or James G. Coulter, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power"); or

             (iii) any shares of Common Stock or any other voting securities of the Company shall be purchased pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company); or

             (iv) the Company's stockholders shall approve a merger or consolidation, sale or disposition of all or substantially all of the Company's assets or a plan of liquidation or dissolution of the Company, other than (A) a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto will become (by operation of law), or are to be converted into, voting securities of the surviving corporation or its parent corporation immediately after such merger or consolidation that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 75% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the Voting Power or (C) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change in Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.

          (g) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

          (h) "Committee" means the Compensation/Human Resources Committee of the Board.

          (i) "Common Stock" means the Class B Common Stock, $0.01 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 13.

          (j) "Date of Grant" means (i) with respect to an Award other than a Director Option, the date specified by the Committee on which such Award will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto) and (ii) with respect to a Director Option, the automatic date of grant as provided in Paragraph 11.

          (k) "Director Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 11.

          (l) "Dividend Equivalent" means, with respect to a Phantom Share, an amount equal to the amount of any dividends that are declared and become payable after the Date of Grant for such Award and on or before the date such Award is paid or forfeited, as the case may be.

          (m) "Grant Price" means the price per share of Common Stock at which an Appreciation Right not granted in tandem with an Option Right is granted.

          (n) "Management Objectives" means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of the division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time (Performance Cycle) determined by the Committee. The Management Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) earnings before interest, taxes, depreciation and amortization expenses ("EBITDA"); (ii) earnings before interest and taxes ("EBIT"); (iii) EBITDA, EBIT or earnings before taxes and unusual or nonrecurring items as measured either against the annual budget or as a ratio to revenue; return on total capital; (iv) total stockholder return; (v) stock price performance; (vi) revenue per average seat mile; (vii) costs per average seat mile; and (viii) customer satisfaction rating using the PLOG survey. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of airlines, shall be determined by the Committee in its discretion at the time of grant of the Award. A Management Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. The Committee, in its sole discretion and without the consent of the Participant, may amend an Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or (3) any partial or complete corporate liquidation. With respect to an Award that is subject to Management Objectives, the Committee must first certify that the Management Objectives have been achieved before the Award may be paid.

          (o) "Market Value per Share" means, at any date, the closing sale price per share of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

          (p) "Nonemployee Director" means a director of the Company who is not also an employee of the Company or a Subsidiary.

          (q) "Option Price" means the purchase price per share payable on exercise of an Option Right or Director Option.

          (r) "Option Right" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 4.

          (s) "Participant" means an employee of the Company or any of its Subsidiaries who is selected by the Committee to receive an Award under any of Paragraphs 4 through 10 and shall also include a Nonemployee Director who has received an automatic grant of Director Options pursuant to Paragraph 11.

          (t) "Performance Unit" means a unit equivalent to $100 (or such other value as the Committee determines) awarded pursuant to Paragraph 8.

          (u) "Phantom Shares" means notional shares of Common Stock awarded pursuant to Paragraph 7.

          (v) "Restricted Stock" means shares of Common Stock granted or sold pursuant to Paragraph 6 as to which neither the ownership restrictions nor the restriction on transfers referred to therein has expired.

          (w) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

          (x) "Spread" means the amount determined by multiplying (a) the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price provided for in the related Option Right or, if there is no tandem Option Right, the Grant Price provided for in the Appreciation Right by (b) the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

          (y) "Subsidiary" means, at any time, any corporation in which at the time the Company then owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

     3. Shares Available Under Plan. Subject to adjustments as provided in Paragraph 13, (i) 3,500,000 is the maximum number of shares of Common Stock which may be issued or transferred and covered by all outstanding Awards under this Plan, of which number no more than 1,500,000 shares will be issued or transferred as Restricted Stock or Bonus Stock, and (ii) 350,000 is the maximum number of shares of Common Stock which may be issued pursuant to or covered by Option Rights and Appreciation Rights granted under this Plan to any one Participant during any calendar year. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon exercise of any Appreciation Rights or the payment of any Phantom Shares, there will be deemed to have been delivered under this Plan for purposes of this Paragraph 3 the number of shares of Common Stock covered by the Appreciation Rights or equal to the Phantom Shares, as applicable, regardless of whether such Appreciation Rights or Phantom Shares were paid in cash or shares of Common Stock. Subject to the provisions of the preceding sentence, any shares of Common Stock which are subject to Option Rights, Appreciation Rights, or Phantom Shares awarded or sold as Restricted Stock that are terminated, unexercised, forfeited or surrendered or which expire for any reason will again be available for issuance under this Plan, unless, with respect to Restricted Stock, the Participant has received benefits of ownership with respect to such shares, such as dividends, but not including voting rights.

     4. Option Rights. The Committee may from time to time authorize grants to any Participant of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of shares of Common Stock to which it pertains.

          (b) Each grant will specify its Option Price, which may not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Each grant will specify that the Option Price will be payable (i) in cash by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock already-owned by the optionee having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates, or (iv) by a combination of such methods of payment.

          (d) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

          (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and/or any Subsidiary and/or the Management Objectives (if any) to be achieved before the Option Rights or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise.

          (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Management Objectives may specify a minimum level of achievement in respect of the specified Management Objectives below which no Options Rights will be exercisable and may set forth a formula or other method for determining the number of Option Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Management Objectives.

          (g) Option Rights granted under this Plan may be (i) options which are intended to qualify as incentive stock options under Section 422 of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

          (h) Each grant shall specify the period during which the Option Right may be exercised, but no Option Right will be exercisable more than ten years from the Date of Grant.

          (i) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

     5. Appreciation Rights. The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Appreciation Rights may be granted in tandem with Option Rights or separate and apart from a grant of Option Rights. An Appreciation Right will be a right of the Participant granted such Award to receive from the Company, upon exercise, an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with an Option Right may be exercised only by surrender of the related Option Right. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the limitations, contained in the following provisions:

          (a) Each grant will state whether it is made in tandem with Option Rights and, if not made in tandem with any Option Rights, will specify the number of shares of Common Stock in respect of which it is made.

          (b) Each grant made in tandem with Option Rights will specify the Option Price and each grant not made in tandem with Option Rights will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the Spread or (iii) any combination thereof, as determined by the Committee in its sole discretion.

          (d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

          (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and/or any Subsidiary and/or Management Objectives to be achieved before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Right may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Option Rights, when the related Option Right is also exercisable. Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a Change in Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement.

          (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Management Objectives may specify a minimum level of achievement in respect of the specified Management Objectives below which no Appreciation Rights will be exercisable and may set forth a formula or other method for determining the number of Appreciation Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Management Objectives.

          (g) Each grant of an Appreciation Right will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant receiving the grant, which agreement will describe such Appreciation Right, identify any Option Right granted in tandem with such Appreciation Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

     6. Restricted Stock. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the Participant's dividend rights during the period in which the shares of Restricted Stock are subject to any such restrictions.

          (b) Each grant or sale will specify the Management Objectives, if any, that are to be achieved in order for the ownership restrictions to lapse. Each grant or sale that is subject to the achievement of Management Objectives will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which the shares of Restricted Stock will be forfeited and may set forth a formula or other method for determining the number of shares of Restricted Stock with respect to which restrictions will lapse if performance is at or above such minimum but short of full achievement of the Management Objectives.

          (c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

          (d) Each such grant or sale will provide that the shares of Restricted Stock covered by such grant or sale will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and the regulations thereunder, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise.

          (e) Each such grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to continuing restrictions in the hands of any transferee).

          (f) Each grant or sale of Restricted Stock will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

          (g) Unless otherwise approved by the Committee, certificates representing shares of Common Stock transferred pursuant to a grant of Restricted Stock will be held in escrow pursuant to an agreement satisfactory to the Committee until such time as the restrictions on transfer have expired or the shares have been forfeited.

          (h) The maximum number of shares of Restricted Stock that may be granted or sold to any one Participant in any calendar year is 150,000 shares.

     7. Phantom Shares. The Committee may also from time to time authorize grants to any Participant of Phantom Shares upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of Phantom Shares to which it pertains and the payment or crediting of any Dividend Equivalents with respect to such Phantom Shares.

          (b) Each grant will specify the Management Objectives, if any, that are to be achieved in order for the Phantom Shares to be earned. Each grant that is subject to the achievement of Management Objectives will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which the Phantom Shares will be forfeited and may set forth a formula or other method for determining the number of Phantom Shares to be earned if performance is at or above such minimum but short of full achievement of the Management Objectives.

          (c) Each grant will specify the time and manner of payment of Phantom Shares which have been earned, which payment may be made in (i) cash, (ii) shares of Common Stock or (iii) any combination thereof, as determined by the Committee in its sole discretion.

          (d) Each grant of Phantom Shares will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement.

          (e) The maximum number of Phantom Shares that may be granted to any one Participant in any calendar year is 150,000 shares.

     8. Performance Units. The Committee may also from time to time authorize grants to any Participant of Performance Units upon such terms and conditions as it may determine in accordance with the following provisions:

          (a) Each grant will specify the number of Performance Units to which it pertains.

          (b) Each grant will specify the Management Objectives that are to be achieved in order for the Performance Units to be earned. Each grant will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and may set forth a formula or other method for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

          (c) Each grant will specify the time and manner of payment of Performance Units which have become payable, which payment may be made in
     (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its sole discretion at the time of payment.

          (d) Each grant of a Performance Unit will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise.

          (e) The maximum amount of compensation that may be made subject to any Performance Unit grant made to any one Participant in any calendar year is $1.5 million.

     9. Bonus Stock. The Committee may also from time to time authorize grants to any Participant of Bonus Stock, which shall constitute a transfer of shares of Common Stock, without other payment therefor, as additional compensation for the Participant's services to the Company or its Subsidiaries.

     10. Cash Tax Rights. (a) The Committee may also from time to time authorize grants to any Participant of Cash Tax Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Cash Tax Rights may be granted in tandem with any Award that is payable in shares of Common Stock. A Cash Tax Right will be the right of the Participant granted such Award to receive from the Company, upon receipt of shares of Common Stock pursuant to the tandem Award, an amount of cash, which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Market Value per Share (not exceeding 100%) of each share of Common Stock received upon payment of the tandem Award.

     (b) Each grant of a Cash Tax Right will (i) state the Award it is made in tandem with and will specify the percentage of the Market Value per Share that shall be payable in cash and (ii) be evidenced by an agreement extended on behalf of the Company by any officer and delivered to and accepted, by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise.

     11. Director Options. (a) Each Nonemployee Director who serves in such capacity on December 31, 1994 shall automatically receive, on such date, a Director Option for 3,000 shares of Common Stock. Each Nonemployee Director who is elected or appointed to the Board for the first time after the effective date of this Plan shall automatically receive, on the date of his or her election or appointment, a Director Option for 3,000 shares of Common Stock.

     (b) On the day following the regular annual meeting of the stockholders of the Company in each year that this Plan is in effect (commencing with the 1995 annual meeting of stockholders), each Nonemployee Director who is in office on that day and who was not elected for the first time at such annual meeting shall automatically receive a Director Option for 3,000 shares of Common Stock.

     (c) Each Director Option will be subject to all of the limitations contained in the following provisions:

          (i) Each Director Option shall become exercisable (vested) on the first day that is more than six months following its Date of Grant; provided that in no event shall any Director Option be exercisable prior to the approval of this Plan by the Company's stockholders.

          (ii) The Option Price of each Director Option shall be the Market Value per Share on its Date of Grant.

          (iii) Each Director Option that is vested may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Option is being exercised, accompanied by payment in full of the Option Price for such shares, which payment may be (i) in cash by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock already-owned by the optionee having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price,
     (iii) from the proceeds of a sale through a broker of some or all of the shares to which such exercise relates, or (iv) by a combination of such methods of payment.

          (iv) Each Director Option shall expire 10 years from the Date of Grant thereof, but shall be subject to earlier termination as follows: Director Options, to the extent exercisable as of the date a Nonemployee Director ceases to serve as a director of the Company, must be exercised within three months of such date unless such termination from the Board results from the Nonemployee Director's death, disability or retirement, in which case the Director Options may be exercised by the optionee or the optionee's legal representative or the person to whom the Nonemployee Director's rights shall pass by will or the laws of descent and distribution, as the case may be, within three years from the date of termination; provided however, that no such event shall extend the normal expiration date of such Director Options.

          (v) In the event that the number of shares of Common Stock available for grants under this Plan is insufficient to make all automatic grants provided for in this Paragraph 11 on the applicable date, then all Nonemployee Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Paragraph 11 shall terminate.

          (vi) Grants made pursuant to this Paragraph 11 shall be subject to all of the terms and conditions of this Plan; however, if there is a conflict between the terms and conditions of this Paragraph 11 and the terms and conditions of any other Paragraph, then the terms and conditions of this Paragraph 11 shall control. The Committee may not exercise any discretion with respect to this Paragraph 11 which would be inconsistent with the intent that this Plan meet the requirements of Rule 16b-3.

     12. Transferability. No Award that has not become payable or earned will be transferable by a Participant other than by will or the laws of descent and distribution. Director Options, Option Rights or Appreciation Rights will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

     13. Adjustments. The Board may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Director Options, Option Rights, Appreciation Rights and Phantom Shares granted hereunder, in the Option Price or Grant Price applicable to any such Director Options, Option Rights and Appreciation Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Board, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing.

     14. Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions for the settlement of fractions in cash.

     15. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any grant or payment made to a Participant or any other person under this Plan, or is requested by a Participant to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such grant or payment that the Participant or such other person make arrangements satisfactory to the

Company for the payment of balance of the such taxes required or requested to be withheld, which arrangements in the discretion the Committee may include relinquishment of a portion of such Award or payment. With respect to any Participant who is subject to Rule 16b-3 at the time withholding is required with respect to an Award payable in Common Stock, the Company shall automatically withhold from such Award, to the extent such withholding is not satisfied by a tandem Cash Tax Right, if any, a number of shares of Common Stock having an aggregate Market Value per Share equal to the amount of taxes required to be withheld.

     16. Parachute Tax Gross-Up. To the extent that the acceleration of vesting or any payment, distribution or issuance made to a Participant under the Plan (a "Benefit") is subject to a golden parachute excise tax under Section 4999(a) of the Code (a "Parachute Tax"), the Company shall pay such Participant an amount of cash (the "Gross-up Amount") such that the "net" Benefit received by the Participant under this Plan, after paying all applicable Parachute Taxes (including those on the Gross-up Amount) and any federal or state income taxes on the Gross-up Amount, shall be equal to the Benefit that such Participant would have received if such Parachute Tax had not been applicable.

     17. Administration of the Plan. (a) This Plan will be administered by the Committee, which at all times will consist entirely of not less than three directors appointed by the Board, each of whom will be a "disinterested person" within the meaning Rule 16b-3 and an "outside director" within the meaning of
Section 162(m) of the Code. A majority of the Committee will constitute a quorum, and the action of the members the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

     (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of such member.

     18. Amendments, Etc. (a) This Plan may be amended from time to time by the Board but may not be amended by the Board without further approval by the stockholders of the Company if such amendment would result in this Plan no longer satisfying the requirements of Rule 16b-3; provided, however, that the provisions of Paragraph 11 may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     (b) The Committee may, in its sole discretion, take any action it deems to be equitable under the circumstances or in the best interests of the Company with respect to any Award (other than a Director Option), unless such Award is intended to qualify as "performance based" compensation under Section 162(m) of the Code and such action would cause the Award to fail to so qualify.

     (c) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

     19. Term. This Plan shall be effective as of December 1, 1994, subject to approval by the Company's stockholders; provided, however, no Award shall be exercisable or payable prior to the date of such stockholders' approval. In the event that this Plan is not approved by the stockholders of the Company within twelve months after the date of its adoption by the Board, this Plan and all Awards made under this Plan shall be automatically null and void. Unless sooner terminated, this Plan shall terminate on November 30, 2004, and no further Awards shall be made, but all outstanding Awards on such date shall remain effective in accordance with their terms and the terms of this Plan.

                          AMERICA WEST AIRLINES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

       SOLICITED BY THE BOARD OF DIRECTORS OF AMERICA WEST AIRLINES, INC.


    The undersigned hereby appoints William A. Franke and A. Maurice Myers and each of them as proxies with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Airlines, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 2, 1995, or at any adjournment thereof, as follows:


    Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

(1) ELECTION OF DIRECTORS

/ /   FOR all nominees listed below          / /   WITHHOLD AUTHORITY for all
                                                   nominees listed below


    William A. Franke, A. Maurice Myers, Julia Chang Bloch, Stephen F. Bollenbach, Frederick W. Bradley, Jr., James G. Coulter, John F. Fraser, John L. Goolsby, Richard C. Kraemer, John R. Power, Jr., Larry R. Risley, Frank B. Ryan, Richard P. Schifter, John F. Tierney and Raymond S. Troubh.


    INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

--------------------------------------------------------------------------------

(2) APPROVAL OF AMERICA WEST AIRLINES, INC. 1994 INCENTIVE EQUITY PLAN


/ / FOR   / / AGAINST   / / ABSTAIN     Approval of the America West Airlines, Inc. 1994 Incentive Equity Plan


(3) APPROVAL OF STOCK GIFT TO TAX-EXEMPT, NON-PROFIT CORPORATION


/ / FOR   / / AGAINST    / / ABSTAIN    Approval of a stock gift to a tax-exempt, non-profit corporation operated exclusively for charitable, scientific, literary, or educational purposes




    ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2 AND 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.


    YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                             Dated:                       , 1995
                                                   -----------------------

                                             -----------------------------------
                                                          Signature
                                             Please sign exactly as name appears
                                             on this card. Joint owners should
                                             each sign. Executors,
                                             administrators, trustees, etc.,
                                             should give their full titles.

  PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.